SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of March ___, 2015, (this “Agreement”) by and among Mountain High Acquisitions Corp., a Colorado corporation (“MYHI”), and the controlling shareholders of MYHI, set forth on Schedule I hereto (the “MYHI Shareholders”), and Freedom Seed & Feed, Inc., a Nevada corporation, (“FSF”), and the shareholders of FSF set forth on Schedule II hereto (the “FSF Shareholders”). For purposes of this Agreement, MYHI, the MYHI Shareholders, FSF, and the FSF Shareholders are sometimes collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, the FSF Shareholders own Seventy Five Thousand (75,000) shares of FSF, which represents all of FSF common stock outstanding immediately prior to the closing on a fully diluted (such shares being hereinafter referred to as the “FSF Shares”); and

WHEREAS, (i) the FSF Shareholders and FSF believe it is in their respective best interests for the FSF Shareholders to exchange Seventy Five Thousand (75,000) common shares of FSF, representing 100% of FSF, for Twenty Nine Million Four Hundred Twenty Nine Thousand (29,429,000) shares of common stock of MYHI (such shares being hereinafter referred to as the “MYHI Shares”); and (ii) MYHI believes it is in its best interest and the best interest of its stockholders to acquire the FSF Shares in exchange for the MYHI Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and

WHEREAS, it is the intention of the parties that: (i) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”); and

WHEREAS, it is the intention of the parties that upon the Closing (as hereinafter defined) FSF shall become a wholly owned subsidiary of MYHI.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF FSF SHARES FOR MYHI SHARES

Section 1.1  Agreements to Exchange FSF Shares for MYHI Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the FSF Shareholders shall assign, transfer, convey and deliver the FSF Shares to MYHI and, in consideration and exchange for the FSF Shares, MYHI shall issue, transfer, convey and deliver the MYHI Shares to the FSF Shareholders.

Section 1.2 Closing and Actions at Closing. The closing of the Share Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at such time and date as the parties hereto shall agree orally or in writing (the “Closing Date”).

Section 1.3 Effect of Share Exchange on Issued and Outstanding FSF Common Stock. After Closing and contingent upon the satisfaction of the terms and conditions set forth in this Agreement, each outstanding share of common stock of FSF shall be converted into and become the right to receive their pro rata portion of the MYHI Shares which shall be equal to the number of shares of FSF Common Stock held by each FSF Shareholder multiplied by the Exchange Ratio, rounded, if necessary, up to the nearest whole share of restricted common stock of MYHI and MYHI will be issued Twenty Nine Million Four Hundred Twenty Nine Thousand (29,429,000) common shares of FSF.

Section 1.4 Exchange Ratio. It is mutually agreed by the Parties that the Exchange Ratio shall be set at 392.38666667 (the “Exchange Ratio”). The Exchange Ratio had been determined by dividing Twenty Nine Million Four Hundred Twenty Nine Thousand (29,429,000) (the number of MYHI Shares) by Seventy Five Thousand (75,000) (the total number of shares of FSF common stock outstanding immediately prior to the Closing).

Section 1.5 Restrictions on MYHI Shares Issued Pursuant to this Agreement. The MYHI shares to be issued by MYHI pursuant to this Agreement have not been registered and are being issued pursuant to a specific exemption under the Securities Act, as well as under certain state securities laws for transactions by an issuer not involving any public offering or in reliance on limited federal preemption from such state securities registration laws, based on the suitability and investment representations made by the FSF Shareholders to MYHI. The MYHI Shares of to be issued by MYHI pursuant to this Agreement must be held and may not be sold, transferred, or otherwise disposed of for value unless such securities are subsequently registered under the Securities Act or an exemption from such registration is available, and that the certificates representing the Shares of MYHI Common Stock issued in the Share Exchange will bear a legend in substantially the following form so restricting the sale of such securities:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act. The securities have been acquired for investment and may not be sold or transferred without complying with Rule 144 in the absence of an effective registration or other compliance under the Securities Act.

Section 1.6 Exchange of Certificates and Treatment of Fractional Shares.

A.   MYHI and FSF have selected MYHI’s Transfer Agent (the “Exchange Agent”) for the issuance and delivery of the MYHI Shares to the FSF Shareholders. At Closing, MYHI shall reserve such number of MYHI Common Stock to satisfy the issuance of the MYHI Shares, and shall cause to be provided to the Exchange Agent at the Closing, a duly signed Directors Resolution authorizing the issuance of the shares of MYHI Common Stock to the FSF Shareholders pursuant to this Agreement. Each issued and outstanding share of common stock of FSF shall be converted into the right to receive a pro rata portion of the MYHI Shares, as described in this Agreement, consisting of 392.38666667 shares of Common Stock of MYHI. Fractional shares shall be rounded up or down per the amount of the fraction.

B.  As promptly as practicable after the Closing, Exchange Agent shall send or cause to be sent to each former holder of record of shares of FSF Common Stock immediately prior to the Closing, transmittal materials for use in exchanging such FSF Shareholder’s FSF Certificates for the consideration set forth in this Agreement. Delivery shall be effected, and risk of loss and title to the FSF Certificates theretofore representing such shares of FSF Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent, subject to such other provisions as set forth in this Agreement. MYHI shall cause MYHI Certificates for shares of MYHI Common Stock into which shares of FSF Common Stock, are converted at the Closing, which a FSF Shareholder shall be entitled to receive, to be delivered to such FSF Shareholder upon delivery to the Exchange Agent of FSF Certificates representing such shares of FSF Common Stock, together with the transmittal materials, duly executed and completed in accordance with the instructions thereto. If any MYHI Certificate is to be issued in a name other than that in which the FSF Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such MYHI Certificate in a name other than that of the registered Holder of the FSF Certificate surrendered, or shall establish to the satisfaction of MYHI and the Exchange Agent that any such taxes have been paid or are not applicable.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF MYHI

MYHI and the MYHI Shareholders represent, warrant and agree that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.

Section 2.1  Corporate Organization

A. MYHI is a corporation duly organized, validly existing and in good standing under the laws of Colorado, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of MYHI. “Material Adverse Effect” means, when used with respect to MYHI, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of MYHI, or materially impair the ability of MYHI to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement; or (ii) changes in the U.S. securities markets generally.

B. Copies of the Articles of Incorporation and Bylaws of MYHI with all amendments thereto, as of the date hereof (the “MYHI Charter Documents”), have been furnished to FSF, if so requested, and such copies are accurate and complete as of the date hereof. The minute books of MYHI are current as required by law, contain the minutes of all meetings of the MYHI Board and its stockholders from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the MYHI Board and its stockholders. MYHI is not in violation of any of the provisions of the MYHI Charter Documents.

Section 2.2  Capitalization of MYHI.

A. The authorized capital stock of MYHI consists of: (i) 200,000,000 shares of common stock, par value $0.00001, of which 24,142,000[1] shares of common stock are issued and outstanding immediately prior to the Share Exchange; and (ii) 250,000,000 shares of preferred stock, par value $0.00001, of which there are no shares of preferred stock which are issued and outstanding immediately prior to the Share Exchange.

B. All of the issued and outstanding shares of common stock of MYHI immediately prior to this Share Exchange are, and all shares of common stock of MYHI when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free of preemptive rights of any security holder. The issuance of all of the shares of MYHI described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of MYHI has any right to rescind or bring any other claim against MYHI for failure to comply with the Securities Act, or state securities laws.

Section 2.3 Outstanding Warrants. As of the date of this Agreement, there are 904,000 outstanding and unexercised warrants issued by MYHI. In connection with a private placement offering, in March 2014 the Company sold 604,000 units, each unit consisting of one share of the Company’s common stock and a warrant to purchase one share of the Company’s common stock. The warrants have an exercise price of $4.75 and expire on March 6, 2017. On April 3, 2014, the Company’s entered into a consulting agreement with Dr. Bob Melamede. Pursuant to the consulting agreement, Dr. Melamede will served as a member of the Company’s newly formed Advisory Board and act as the Scientific Advisor of the Advisory Board for a term of 12 months. In exchange for Dr. Melamede’s services, he received 300,000 common stock purchase warrants at an exercise price of $4.00 per share that vest immediately and shall expire on April 3, 2016.

Section 2.4 Authorization, Validity and Enforceability of Agreements. MYHI has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively the “Agreements”) to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Agreements by MYHI and the consummation by MYHI of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of MYHI, and no other corporate proceedings on the part of MYHI are necessary to authorize the Agreements or to consummate the transactions contemplated hereby and thereby. The Agreements constitute the valid and legally binding obligation of MYHI and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. MYHI does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other party in order for it to consummate the transactions contemplated by any of the Agreements, resulting from the issuance of the MYHI Shares in connection with the Share Exchange.

Section 2.5  No Conflict or Violation. Neither the execution and delivery of the Agreements by MYHI, nor the consummation by MYHI of the transactions contemplated thereby will: (i) contravene, conflict with, or violate any provision of the MYHI Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which MYHI is subject; (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which MYHI is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of MYHI’ assets, including without limitation, the MYHI Shares.

Section 2.6  Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of MYHI, currently threatened against MYHI or any of its affiliates, that may affect the validity of this Agreement or the right of MYHI to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of MYHI, currently threatened against MYHI or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against or relating to MYHI or any of its affiliates. Neither MYHI nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by MYHI or any of its affiliates currently pending or which MYHI or any of its affiliates intends to initiate.

Section 2.7 Compliance with Laws. MYHI has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

Section 2.8  Financial Statements. MYHI’ financial statements (the “Financial Statements”) have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis, except that those Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of MYHI as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. MYHI has no material liabilities (contingent or otherwise). MYHI is not a guarantor or indemnitor of any indebtedness of any other person, entity or organization. MYHI maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

Section 2.9  Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, MYHI Board minutes and financial and other records of whatsoever kind of MYHI have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of MYHI. MYHI maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

Section 2.10  No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by MYHI to arise, between MYHI and any accountants and/or lawyers formerly or presently engaged by MYHI. MYHI is current with respect to fees owed to its accountants and lawyers.

Section 2.11 Absence of Undisclosed Liabilities. Except as specifically disclosed herein: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect; (B) MYHI has not incurred any liabilities, obligations, claims or losses, contingent or otherwise, including debt obligations, other than professional fees to be paid prior to Closing; (C) MYHI has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities other than with respect to transactions contemplated hereby; (D) MYHI has not made any loan, advance or capital contribution to or investment in any person or entity; (E) MYHI has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business; (F) MYHI has not suffered any losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business; and (G) except for the Share Exchange, MYHI has not entered into any transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business.

Section 2.12 No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to MYHI or its respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by MYHI but which has not been so publicly announced or disclosed. MYHI has not provided to FSF, or the FSF Shareholders, any material non-public information or other information which, according to applicable law, rule or regulation, was required to have been disclosed publicly by MYHI but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement and/or the Share Exchange.

Section 2.13 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of MYHI or the MYHI Shareholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FSF

FSF represents, warrants and agrees that all of the statements in the following subsections of this Article III, pertaining to FSF, are true and complete as of the date hereof.

Section 3.1   Corporate Organization

A. FSF is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of MYHI. “Material Adverse Effect” means, when used with respect to FSF, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of FSF, or materially impair the ability of FSF to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement; or (ii) changes in the U.S. securities markets generally.

B. Copies of the Articles of Incorporation and Bylaws of FSF with all amendments thereto, as of the date hereof (the “FSF Charter Documents”), have been furnished to MYHI, if so requested, and such copies are accurate and complete as of the date hereof. The minute books of FSF are current as required by law, contain the minutes of all meetings of the FSF Board and its stockholders from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the FSF Board and its stockholders. FSF is not in violation of any of the provisions of the FSF Charter Documents.

Section 3.2   Capitalization of FSF.

A. The authorized capital stock of FSF consists of: (i) 75,000 shares of common stock, no par value, of which 75,000 shares of common stock are issued and outstanding immediately prior to the Share Exchange; and (ii) 0 shares of Preferred Stock.

B.  All of the issued and outstanding shares of common stock of FSF immediately prior to this Share Exchange are, and all shares of common stock of FSF when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free of preemptive rights of any security holder. The issuance of all of the shares of FSF described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no stockholder of FSF has any right to rescind or bring any other claim against FSF for failure to comply with the Securities Act, or state securities laws.

Section 3.3 Subsidiaries. FSF has two wholly-owned subsidiaries, Healing Ground Farms and Freedom Hemp Works. All the outstanding equity interests of each Subsidiary are owned by FSF free and clear of all liens and there are no other equity securities of any subsidiary authorized, issued, outstanding or reserved for issuance. All of the capital stock or other equity interests of each subsidiary has been duly authorized and is validly issued, fully paid and non-assessable and free and clear from any liens and preemptive or other similar rights. There are no proxies or voting agreements with respect to any shares of capital stock or other equity interests of any subsidiary. There are no outstanding or authorized rights pursuant to which FSF or any subsidiary is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold any equity or voting interest in any subsidiary. Except for the ownership of the subsidiaries of FSF, neither FSF nor any subsidiary of FSF, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity.

Section 3.4   Financial Statements. FSF has kept all books and records since inception and such financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of FSF.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, including but not limited to any previous tax liability FSF had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with U.S. GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of FSF, in accordance with U.S. GAAP. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by U.S. GAAP.

FSF has duly allowed for all taxation reasonably foreseeable and FSF has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

The books and records, financial and otherwise, of FSF are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices.

All of FSF’s assets are reflected on its financial statements, and FSF has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise which is not reflected on its financial statements.

Section 3.5   Information. The information concerning FSF set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6   Absence of Certain Changes or Events. As of the date of this Agreement, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of FSF; and (b) FSF has not: (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting; (iii) entered into any other material transaction other than in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

Section 3.7   Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of FSF after reasonable investigation, threatened by or against FSF or affecting FSF or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  FSF does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

Section 3.8   No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which FSF is a party or to which any of its assets, properties or operations are subject.

Section 3.9   Compliance With Laws and Regulations. To the best of its knowledge, FSF has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of FSF or except to the extent that noncompliance would not result in the occurrence of any material liability for FSF.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.10   Approval of Agreement. The Board of Directors of FSF has authorized the execution and delivery of this Agreement by FSF and has approved this Agreement and the transactions contemplated hereby.

Section 3.11 Valid Obligation. This Agreement and all agreements and other documents executed by FSF in connection herewith constitute the valid and binding obligation of FSF, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FSF SHAREHOLDERS

Each of the FSF Shareholders hereby severally and not jointly represent and warrant to MYHI:

Section 4.1 Authority. Each FSF Shareholder has the right, power, authority and capacity to execute and deliver this Agreement to which such FSF Shareholder is each a party, to consummate the transactions contemplated by this Agreement, and to perform such FSF Shareholders’ obligations under this Agreement. This Agreement has been duly and validly authorized and approved, executed and delivered by such FSF Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than such FSF Shareholders, this Agreement is duly authorized, executed and delivered by such FSF Shareholders and constitutes the legal, valid and binding obligations of such FSF Shareholders, enforceable against such FSF Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 4.2  No Conflict. Neither the execution or delivery by such FSF Shareholders of this Agreement to which such FSF Shareholders are each a party nor the consummation or performance by such FSF Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the organizational documents of such FSF Shareholders (if any of such FSF Shareholders is not a natural person); (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which any of such FSF Shareholders is a party or by which the properties or assets of such FSF Shareholders is bound; or (c) contravene, conflict with, or result in a violation of, any law or order to which any of such FSF Shareholders, or any of the properties or assets of such FSF Shareholders, may be subject.

Section 4.3  Litigation. There is no pending Action against such FSF Shareholders that involves the FSF Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of FSF and, to the knowledge of such FSF Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4  Ownership of Shares. Such FSF Shareholders are both the record and beneficial owners of the FSF Shares. Such FSF Shareholders are not the record or beneficial owners of any other shares of FSF. Such FSF Shareholders have and shall transfer at the Closing, good and marketable title to the FSF Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.5  Pre-emptive Rights. Such FSF Shareholders have no pre-emptive rights or any other rights to acquire any shares of FSF that have not been waived or exercised.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF FSF AND THE FSF SHAREHOLDERS

The obligations of FSF to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by FSF or the FSF Shareholders, as the case may be, in their sole discretion:

Section 5.1  Representations and Warranties of MYHI. All representations and warranties made by MYHI in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

Section 5.2  Agreements and Covenants. MYHI shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

Section 5.3  Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4  No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of MYHI shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5  Documents. MYHI must have caused the following documents to be delivered to FSF:

A.  share certificates evidencing the MYHI Shares registered in the name of the FSF Shareholders;

B.  this Agreement duly executed;

C. such other documents as FSF or the FSF Shareholders may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of MYHI, (ii) evidencing the performance of, or compliance by MYHI with any covenant or obligation required to be performed or complied with by MYHI, (iii) evidencing the satisfaction of any condition referred to in this Article V, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.6  No Material Adverse Effect.  There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to MYHI.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF MYHI

The obligations of MYHI to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by MYHI in its sole discretion:

Section 6.1  Representations and Warranties of FSF and the FSF Shareholders. All representations and warranties made by FSF and the FSF Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date.

Section 6.2 Approval by Majority Consent. The holders of at least a majority (51%) of the outstanding shares of common stock of FSF must approve this Agreement by written consent prior to the Closing Date.

Section 6.3  Agreements and Covenants. FSF and the FSF Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.4  Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.5  No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of FSF shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.6  Documents. FSF and the FSF Shareholders must deliver to MYHI at the Closing:

A. share certificates evidencing the number of FSF Shares, along with executed share transfer forms transferring such FSF Shares to MYHI;

B. this Agreement to which the FSF and the FSF Shareholders are each a party, duly executed; and

C. such other documents as MYHI may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of FSF and the FSF Shareholders, (ii) evidencing the performance of, or compliance by FSF and the FSF Shareholders with, any covenant or obligation required to be performed or complied with by FSF and the FSF Shareholders, as the case may be, (iii) evidencing the satisfaction of any condition referred to in this Article VI, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.7  No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any person, any claim asserting that such person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the FSF Shares, or any other stock, voting, equity, or ownership interest in, FSF, or (b) is entitled to all or any portion of the MYHI Shares.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

Section 7.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the three-year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

Section 7.2  Indemnification.

A.   Indemnification Obligations in favor of the MYHI Shareholders. From and after the Closing Date until the expiration of the Survival Period, FSF shall reimburse and hold harmless each of the MYHI Shareholders (such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “MYHI Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by such MYHI Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any MYHI Indemnified Party, which arises or results from a third-party claim brought against a MYHI Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of FSF. All claims of MYHI pursuant to this Section 7.2 shall be brought by the MYHI Shareholders on behalf of MYHI and those Persons who were stockholders of MYHI immediately prior to the Closing Date.  In no event shall any such indemnification payments exceed $250,000 in the aggregate from FSF.   No claim for indemnification may be brought under this Section 7.2(A) unless all claims for indemnification, in the aggregate, total more than $10,000.

B.   Indemnification Obligations in favor of FSF and the FSF Shareholders. From and after the Closing Date until the expiration of the Survival Period, the MYHI Shareholders shall indemnify and hold harmless FSF, the FSF Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing persons or entities (each a “FSF Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees (collectively, “Damages”) arising out of: (i) any breach of representation or warranty made by MYHI or the MYHI Shareholders in this Agreement, and in any certificate delivered by MYHI or the MYHI Shareholders pursuant to this Agreement; (ii) any breach by MYHI or the MYHI Shareholders of any covenant, obligation or other agreement made by MYHI or the MYHI Shareholders in this Agreement; and (iii) a third-party claim based on any acts or omissions by MYHI or the MYHI Shareholders. In no event shall any such indemnification payments exceed $250,000 in the aggregate from the MYHI Shareholders.  No claim for indemnification may be brought under this Section 7.2(B) unless all claims for indemnification, in the aggregate, total more than $10,000.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1  Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 8.2  Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by each Party, as incurred respectively.

Section 8.3  Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or 7 days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to FSF or the FSF Shareholders, to:

Freedom Seed & Feed, Inc.

840 Lynn Road

Lexyington, KY 40405

If to MYHI or the MYHI Shareholders, to:

Mountain High Acquisitions Corp.

Attn: Alan Smith

1624 Market Street, Suite 202

Denver, Colorado 80202

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 8.3 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 8.3.

Section 8.4   Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 8.5  Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 8.6  Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 8.7  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Fax and PDF copies shall be considered originals for all purposes.

Section 8.8  Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of Colorado, and/or the U.S. District Court for Colorado, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 8.3.

Section 8.9   Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10  Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Colorado without giving effect to the choice of law provisions thereof.

Section 8.11  Amendments and Waivers. Except as otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MOUNTAIN HIGH ACQUISITIONS CORP.

__________________________________________

Name: Alan Smith

Title: Chief Executive Officer

MYHI SHAREHOLDERS

____________________________________________

Name: Alan Smith

Shares Owned: 14,000,000

Percent of Class: 57.99%

FREEDOM SEED & FEED, INC.

___________________________________________

Name: David Hadland

Title: President

FSF SHAREHOLDERS SIGNATURES

NAME AND ADDRESS	SIGNATURE	PERCENT OF OWNERSHIP
		Shares	Percent
Living 360 Saeb Jannoun 5523 Rawls Road Tampa, FL 33625		4,500	6%
Axiom Financials, Inc. Darren Bankston 327 Dahlonega Road Ste 1701 B Cumming, GA 30040		395	0.53%
Koki Motors Mike Jrab 9432 Cavendish Drive Tampa, FL 33626		2,487	3.32%
Micaddan Marketing Consultants, LLC Alan Rosenthal 1141 Chanticleer Cherry Hill, NJ 08003		592	0.79%
Andy Sauder 329 High Street Santa Cruz, CA 95060		197	0.26%
Street Capital 300 Colonial Center Parkway Ste 260 Roswell, GA 30076		3,750	5.00%
David Hadland 840 Lynn Road Lexyington, KY 40405		31,538	42.05%
Michael Lewis 840 Lynn Road Lexyington, KY 40405		31,538	42.05%
		75,000	100.00%

SCHEDULE I

MYHI SHAREHOLDER

Beneficial Owner	Title of Class	Amount and Nature of Beneficial	Percent of Class
		Ownership	(%)
		(#)
	Common	14,000,000	57.99%
Alan Smith –
Current Chief Executive Officer

Total	Common	14,000,000	57.99%

SCHEDULE II

FSF SHAREHOLDERS

NAME AND ADDRESS	SHARES		SHARES FOLLOWING EXCHANGE
	NUMBER	CLASS	NUMBER	PERCENT (1)
Living 360 Saeb Jannoun 5523 Rawls Road Tampa, FA 33625	4,500	Common	1,765,740
Axiom Financials, Inc. Darren Bankston 327 Dahlonega Road Ste 1701B Cumming, GA 30040	395	Common	154,889
Koki Motors Mike Jrab 9432 Cavendish Drive Tampa, FL 33626	2,487	Common	975,804
Micaddan Marketing Consultants, LLC Alan Rosenthal 1141 Chanticleer Cherry Hill, NJ 08003		Common	387,224
David Sauder 329 High St Santa Cruz, CA 95060	197	Common	77,445
Street Capital 300 Colonial Center Parkway Ste 260 Roswell, GA 30076	3,750	Common	1,471,450
David Hadland 840 Lynn Road Lexyington, KY 40405		Common	12,298,224
Michael Lewis 403 North 3rd St Danville, KY 40422		Common	12,298,224
TOTAL	75,000		29,429,000

*The percentage calculated above, are based on a total issued and outstanding share amount of 68,571,000. This amount is derived from and includes those shares being issued by MYHI in a discrete transaction for the acquisition of GreenLife BiotanX, Inc. and the cancellation of 10,000,000 shares by the Company’s current President and CEO.